Exhibit 10.1

Eric Slocum Sparks
Arizona State Bar No. 11726
LAW OFFICES OF ERIC SLOCUM SPARKS, P.C.
110 South Church Avenue, #2270
Tucson, Arizona 85701
Telephone (520) 623-8330
Facsimile (520) 623- 9157
law@ericslocumsparkspc.com

Attorney for Debtor

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF ARIZONA

In re:	)
)
CDEX INC.,	)
	)	Case No. 4:12-bk-02402-JMM
)
	)	(Chapter 11)
)
	)	NON-MATERIAL AND
	)	NON-ADVERSE MODIFICATIONS
Debtor.	)	DATED AUGUST 17, 2012 to
	)	DEBTOR’S SECOND AMENDED
	)	PLAN OF REORGANIZATION DATED JULY 27, 2012
)
)

The Debtor, CDEX Inc., (hereinafter “the Debtor”), debtor-in-possession in the above-captioned Chapter 11 case, hereby proposes the following Non-Material and Non-Adverse Modifications dated August 17, 2012  to Debtor’s Second Amended Plan of Reorganization pursuant to the provisions of Chapter 11 of the Bankruptcy Code.  All creditors and other parties in interest are encouraged to consult the Disclosure Statement prepared by the Debtor, as approved by the Bankruptcy Court, before voting to accept or reject this Plan of Reorganization.  The Disclosure Statement contains a discussion of the Debtor, its business operations and the disclosure of all other information material to the approval of this Plan of Reorganization.  No solicitation materials, other than the Disclosure Statement and related materials transmitted therewith as approved by the Bankruptcy Court, have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of this Plan of Reorganization.

ARTICLE I

Definitions

For purposes of this Plan, except as expressly provided otherwise or unless the context otherwise required, all of the following defined terms will have the following meanings.  The terms defined below will be equally applicable to both singular and plural forms, and to the masculine, feminine, and neuter forms, of such defined terms.

1.1           “Administrative Claim” will refer to and  mean every cost or expense of administration of the reorganization case allowed under Bankruptcy Code §503(b) and referred to in Bankruptcy Code §507(a)(1), including without limitation: (a) any actual and necessary expense of preserving the estate as approved the Bankruptcy Court; (b) all allowances, including professional fees and costs approved by the Bankruptcy Court; © any actual and necessary expenses incurred in the operation of the Debtor's business; and (d) all fees and charges assessed against the Debtor's estate under Chapter 123 of Title 28, United Stated Code.

1.2           “Allowed Claim” shall mean (a) a claim of a person which has been scheduled by the Debtor as undisputed, and as to which claim no objection has been made by any other person within the time allowed for the making of objections; (b) a claim allowed by a final order; © a claim as to which a timely and proper proof of claim or application for payment has been filed, and as to which proof of claim or application for payment, no objection has been made within the time allowed for the making of objections; or (d) a claim allowed under the Plan, notwithstanding any objection filed thereto by an person.  Interest accrued after the filing date of the Debtor’s reorganization case shall not be a part of any allowed claim against such Debtor, except as required or permitted by law.

1.3           “Affiliate” shall mean any affiliate that is defined in Section 101(2) of the Bankruptcy Code.

1.4           “Allowed Amount” shall mean with respect to any allowed claim in a particular class under the Plan, the amount of such claims in such class.

1.5           “Allowed Interest” or “Allowed Equity Interest” shall mean (a) an equity interest in the Debtor held by a person as of the Effective Date, and as to which interest no objection has been made by any other person within the time allowed for the making of objections; (b) an interest allowed by a final order; (c) an interest as to which a timely and proper proof of claim or application for payment no objection has been made within the time allowed for the making of objections or (d) an interest allowed under the Plan, notwithstanding any objection filed thereto by any person.

1.6           “Assets” shall mean, with respect to the Debtor, all rights, causes of action, all of the right, title and interest in and to property (real or personal, tangible or intangible) or whatsoever type or nature, owned by such Debtor as of the Effective Date, together with assets subsequently acquired by such Debtor, and including, but not limited to, property as defined in Section 541 of the Bankruptcy Code (each identified item of property being herein sometimes referred to as an asset).

1.7           “Ballot”  will refer to and mean the ballot for accepting or rejecting the Plan which will be distributed to holders of claims and classes that are impaired under this Plan are entitled to vote on this Plan.

1.8           “Bankruptcy Code” will refer to and mean Title 11 of the United States Code 11 U.S.C. §101, et seq., as the same may be amended from time to time.

1.9           “Bankruptcy Court or Court” will refer to and mean the United States Bankruptcy Court for the District of Arizona, or such other court that exercises jurisdiction over all or part of the reorganization case, including the United States District Court for the District of Arizona, to the extent the reference of all or part of this reorganization case is withdrawn.

1.10         “Bankruptcy Rules” will refer to and mean the Federal Rules of Bankruptcy Procedure, as amended, promulgated under 28 U.S.C. §2075 and the local rules of the Court, as applicable from time to time during the reorganization case.

1.11         “Business Day” will refer to and mean any day other than a Saturday, Sunday, or federal holiday recognized by the Federal Courts for the District of Arizona, and Arizona State holidays recognized by the Federal Courts for the District of Arizona.

1.12         “Case” shall mean the Chapter 11 case commenced by the filing with the Court of a voluntary petition for relief under Chapter 11 of the Code by the Debtor.

1.13         “Cash” will refer to and mean cash, cash equivalents, bank deposits, and negotiable instruments.

1.14         “Chapter 11" shall mean Chapter 11 of the Code, 11 U.S.C. Section 1101-46.

1.15         “Claim” will refer to and mean every right and remedy encompassed within the statutory definition set forth in Bankruptcy Code §101(4), 11 U.S.C. §101(4), whether or not such claim is asserted.

1.16         “Class” will refer to and mean each of the categories of claims and interests described in Article III of this Plan.

1.17         “Confirmation Date” will refer to and mean the date on which the Bankruptcy Court enters the Confirmation Order confirming this Plan.

1.18         “Confirmation Hearing” will refer to and mean the hearing regarding the confirmation of this Plan conducted pursuant to Bankruptcy Code §1128, as adjourned or continued to from time to time.

1.19         “Confirmation Order” will refer to and mean the order confirming this Plan pursuant to Bankruptcy Code §1129.

1.20         “Court” shall mean the United States Bankruptcy Court for the District of Arizona, Tucson Division.

1.21         “Creditor” will refer to and mean every holder of a claim whether or not such claim is an allowed claim, encompassed within the statutory definition set forth in Bankruptcy Code §101(9), 11 U.S.C. §101(9).

1.22         “Debtor” will refer to and mean CDEX, Inc. in the capacity as the Debtor and Debtor-In-Possession in the Chapter 11 reorganization case with the status and rights conferred by U.S.C. Section 1107.

1.23         “Deficiency Claim” shall mean an allowed claim of a creditor, if any, equal to the amount by which the aggregate allowed claims of such creditor exceed the sum of (a) any setoff rights of the creditor permitted under Section 553 of the Bankruptcy Code rights of the creditor permitted under Section 553 of the Bankruptcy Code plus (b) the secured claim of such creditor; provided however, that if the holder of a secured claim of the class of which such claim is a member makes the election provided in Section 1111(b)(2) of the Bankruptcy Code, there shall be no deficiency claim in respect of such claim.

1.24         “Disclosure Statement” will refer to and mean the written statement describing this Plan which is prepared by the Debtor and distributed in accordance with Bankruptcy Code §§1125, 1126(b), and 1145 and Bankruptcy Rule 3018, as amended, in its present form or as the same may be altered, amended, or modified by the Debtor.

1.25         “Disputed Claim or Disputed Interests” will refer to and mean every claim; (a) that is scheduled by the Debtor as disputed, contingent or unliquidated; or (b) proof of which has been filed with the Bankruptcy Court and an objection to the allowance thereof, in whole or in part, has been interposed prior to the final date provided under this Plan for the filing of such objections or such other time as provided by the Bankruptcy Court and which objection has not been withdrawn, settled or determined by the final order.

1.26         “Effective Date” shall mean the later of (a) the first business day following the 30thday after entry of the Court of an order confirming this Plan, or (b) the first business day after such order has become final and unappealable; provided however, no appeal of said order is pending; provided further, the Debtor may waive the condition that no appeal of the order of confirmation be pending by a writing duly executed by the Debtor and filed with the Court on or before the date which but for the pendency of appeal would become the effective date of the Plan, and in the event that said condition is timely waived by the Debtor, the Plan shall become effective as provided herein notwithstanding the pendency on said date of an appeal or appeals; in the event that said condition is not timely waived, the Plan shall become effective on the first business day after an appeal is no longer pending.

1.27         “Equity Contribution” means that money from an equity holder which needs to be contributed so as to allow them to retain their interest in the Debtor.

1.28         “Estate” will refer to and mean the bankruptcy estate of the Debtor created in the reorganization case under the Bankruptcy Code.

1.29          “Final Order” shall mean an order of judgment of the Bankruptcy Court which (a) shall not have been reversed, stayed, modified or amended and the time to appeal from, or to seek review or rehearing of, shall have expired and as to which no appeal or petition for review, or rehearing or certiorari is pending; or (b) if appealed from, shall have been affirmed and no further hearing, appeal or petition for certiorari can be taken or granted, or as to which no stay has been entered to affect the operative provisions of such order of judgment.

1.30         “Insider” shall refer to and mean all persons who qualify as an "insider" pursuant to 11 U.S.C. §101(31).

1.31         “Interest” shall mean any equity interest in the Debtor as of the petition date.

1.33         “Interest Holder(s)” shall mean any person or persons owning an equity interest in the Debtor as of the Effective Date.

1.34         “Member” shall mean a person or entity who holds an equity interest in the Debtor.

1.35         “Minimum New Capital Contribution” refers to that sum of money that may be paid in cash into the escrow account prior to confirmation in order to proceed with confirmation of the Plan, if necessary.  The amounts necessary to be funded by such Effective Date are detailed in the Disclosure Statement.

1.36         “Participating Investors” shall mean those investors selected by the Debtor to make capital contributions to the Reorganized Debtor in exchange for an interest in the Debtor.

1.37         “Person” will refer to and mean any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

1.38         “Petition Date” shall mean the date that the Debtor filed the voluntary petition under Chapter 11 of the Bankruptcy Code with this Court.

1.39         “Plan” shall mean this Plan of Reorganization as set forth herein, in its entirety, and all addenda, exhibits, schedules, releases, and other attachments thereto as may be amended or supplemented from time to time.

1.40         “Preference Recovery Amounts” shall mean all sums collected as preferences under §547 of the Code and as set-offs under §553 of the Code.

1.41         “Professional Persons” means persons retained or to be compensated pursuant to §§327, 328, 330 and 503(b) of the Code.

1.42         “The Property” shall mean the property owned by the Debtor which consists of personal property.

1.43         “Proponent” shall mean the Debtor.

1.44         “Secured Claim” shall mean (a) a claim secured by a lien on property of the Debtor, which lien is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy law, and which is duly established in such Debtor’s reorganization case, but only to the extent that such claim does not exceed the value of such Debtor’s assets which the Bankruptcy Court finds are valid security for such claim (except, if the class of which such claim is a part makes the election provided in Section 1111(b)(2) of the Bankruptcy Code, the entire amount of the claim shall be a secured claim and (b) a claim allowed under the Plan as a secured claim.

1.45         “Secured Creditors” means persons holding allowed secured claims within the meaning of Section 506 of the Code.

1.46         “Tax Claims” shall mean the claims of any person for the payment of taxes (a) accorded a priority pursuant to Section 507(a)(1) and (8) of the Bankruptcy Code, but excluding all claims for post-petition interest and pre-petition and post-petition penalties, all of which interest and penalties shall be deemed disallowed and discharged on the Effective Date.

1.47         “Taxing Authorities” shall mean any legal entity with authority to levy and collect taxes pursuant to federal, state or local statutes or ordinances.

1.48         “Unsecured Claims” shall mean all claims held by creditors of the Debtor, including deficiency claims, dissolution claims and claims arising out of the rejection of executory contracts, other than secured claims, administrative claims and tax claims.

1.49         “Unsecured Creditors” shall mean persons holding allowed unsecured claims against the Debtor for which there are no assets of the Debtor serving as security (excluding undersecured mortgage deficiency creditors), but not including priority claims.

All terms not specifically defined by this Plan shall have the meaning designated in the Bankruptcy Code, or if not defined therein, their ordinary meanings.

ARTICLE II

General Terms and Conditions

2.1           Class of Claims and Payment: Various classes of claims and interests are defined in this Plan.  This Plan is intended to deal with all claims against the Debtor of whatever character, whether or not contingent or liquidated, and whether or not allowed by the Court pursuant to Section 502(h) of the Code.  However, only those claims allowed pursuant to Section 502(a) of the Code will receive payment under this Plan.

2.2           Preserved Liens: To the extent required under Section 1124(2) of the Code, to preserve the rights of a creditor having a secured claim addressed pursuant to that Section, the lien or encumbrance of that creditor shall, to the extent valid, be preserved.

2.3           Time for Filing of Claims: The list of creditors filed in these proceedings by the Debtor shall constitute the filing of a claim by each creditor which is not listed as disputed, contingent or unliquidated as to amount.  The Debtor reserves the right to object to any such claim where it appears that the amount scheduled by the Debtor is improper or where there is some dispute with regard to that claim.  All other creditors, or creditors who disagree with the amounts as scheduled by the Debtor must file prior to the date set for the hearing on the Disclosure Statement, a proof of claim or proof of interest.  Failure to timely file a proof of claim or file a proof of interest, if not listed on the Debtor’s schedules as non-contingent, liquidated and undisputed, will result in a disallowance of the proof of claim or proof of interest.

ARTICLE III

Classification and Treatment of Claims and Interests

1.             Claim Amounts: Because certain claims against the Debtor  may be unknown or of undetermined amounts, the amounts of claims specified in this Disclosure Statement reflect only the Debtor’s best estimate at this time of the amount due.   In addition, the amounts of the claims specified in this Disclosure Statement do not include, for example, claims arising from the rejection of certain executory contracts and other contingent or unliquidated claims arising against the debtor.

2.             Effective Date of the Plan: The “Effective Date” of the Plan  is important in determining when performance of many of the Debtor’s obligations under the Plan is due.  The Effective Date is defined in the Plan as the first business day following the later of the following day;

(i) the date on which the Order confirming the Plan (the “Confirmation Order”) becomes final and non-appealable with no appeal then pending; or

(ii) 60 days after the date of the Confirmation Order for unsecured claims; and

(iii) 30 days after the date of the Confirmation Order for secured claims, if any.

3.             Classification: The Plan divides claims against the Debtor  into multiple separate classes that the Debtor asserts are in accordance with the Bankruptcy Code.  Unless otherwise expressly stated in the Plan, distributions to holders of allowed claims are in full satisfaction of their allowed claims.  All claims against the Debtor arising prior to confirmation will be discharged by performance of the Plan on the Effective Date to the extent that such claims are dischargeable under the Bankruptcy Code Section 1141(d).  For the purposes of the Plan, claims are classified and treated as follows:

3.1           Class One - Administrative Claims.

A.          Classification: Class One consists of all claims for the cost of administration of the Debtor’s bankruptcy estate.  Included in this class are all claims for administrative expenses entitled to priority under Bankruptcy Code §507(A)(1), such as professional fees and costs, as approved by the Bankruptcy Court of the attorneys, accountants, and other professional persons employed by the Debtor, and all actual and necessary expenses of operating the Debtor’s business pursuant to Bankruptcy Code §503(b), including without limitation, all fees charged against the Debtor’s business pursuant to Chapter 123 of Title 28, United States Code. Debtor believes claims in this class may exceed $150,000.00.

B.          Impairment: Not impaired.

C.          Treatment: The Plan provides for the payment in cash, in full, of all allowed Administrative Claims on the later of the Effective Date or the date upon which such Claims become Allowed Claims, or as otherwise ordered by the Bankruptcy Court.  Class One claims will be paid from assets of the estate.  The Debtor currently estimates that the Class One claims will total approximately $150,000.00 and may include post-petition administrative expenses not paid by Debtor.

3.2           Class Two - Claims of Governmental Units

A.         Classification: Class Two claims consist of all allowed claims of the United States Internal Revenue Service (“IRS”) and/or State of Arizona, Department of Revenue (“DOR”) and/or the Department of Economic Security (“DES”), City of Tucson or other government agency which are entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code except ad valorem taxes.  Debtor is aware of a proof of claim filed by Internal Revenue in this class in the amount of $594.72.

B.          Impairment: Class Two is impaired.

C.          Treatment: Each holder of a Class Two allowed claim shall retain its lien or claim, in accordance with Section 1129 of the Bankruptcy Code.  The claim shall bear simple interest at a fixed rate equal to that rate which would be required to be paid as of the Effective Date under Section 6621 and/or 6622 of the Internal Revenue Code, or such other interest rate as the Bankruptcy Court determines is sufficient to confer upon the tax claim a value as of the Effective Date equal to the principal amount of such claim.  The allowed claim shall be payable in two equal monthly installments of principal, along with accrued interest.   The first payment shall commence on the first day of the month immediately following the month of the Effective Date.  The claim is subject to prepayment at any time without penalty or premium and shall have such other terms as required by law.

3.3           Class Three - Employee Priority Claims

A.          Classification: Class Three consists of allowed claims arising under Bankruptcy Code Section 507(a)(3) and (4) including claims for accrued vacation, sick days, holidays and wages earned by employees of the Debtor within 90 days before the filing of the bankruptcy petition. Debtor estimates claims in this class at $22,907.31

B.          Impairment: Impaired.

C.          Treatment: The Plan provides that each and every holder of a Class Three Allowed Claim shall receive shares of stock on account of its claim.  Each allowed claim will be divided by .05 in order to obtain a share value exchange of its claim and the claimant will receive that amount of shares of stock plus an equal number of warrants for future purchase at an exercise price of $0 .10 effective for five years after the date of issuance. Any liens held by the Class Three creditors shall be null and void and removed as of the Effective Date.

3.4           Class Four - Unsecured Claims of Senior 10% Noteholders

                                A.           Classification:  Class Four consists of allowed unsecured claims of the holders of 10% Senior Convertible Notes.  Debtor estimates claims in this class at $2,772,629.47.

B.                  Impairment: Class Four is impaired.

C.            Treatment: The Plan provides that each and every holder of a Class Four Allowed Claim shall receive shares of stock on account of its claim.  Each allowed claim will be divided by .15 in order to obtain a share value exchange of the claim and the claimant will receive that amount of shares of stock plus an equal number of warrants for future purchase at an exercise price of $0.30 effective for five years after the date of issuance. Any liens held by the Class Four creditors shall be null and void and removed as of the Effective Date.

3.5           Class Five - Unsecured Claims of Non-Interest Noteholders

                                A.           Classification:  Class Five consists of allowed unsecured claims of the holders of Non-Interest Notes.  Debtor estimates claims in this class at $14,651.00.

B.            Impairment: Class Five is impaired.

C.            Treatment: The Plan provides that each and every holder of a Class Five Allowed Claim shall receive shares of stock on account of its claim.   Each allowed claim will be divided by .25 in order to obtain a share value exchange of the claim.  Any liens held by the Class Five creditors shall be null and void and removed as of the Effective Date.

3.6           Class Six - Unsecured Deferred Compensation Claims

                                A.           Classification:  Class  Six  consists  of  allowed  unsecured  deferred compensation claims.  Debtor estimates claims in this class at $258,371.71.

B.            Impairment: Class Six is impaired.

C.            Treatment: The Plan provides that each and every holder of a Class Six Allowed Claim shall receive shares of stock on account of its claim.   Each allowed claim will be divided by .05 in order to obtain a share value exchange of the claim and the claimant will receive that amount of shares of stock plus an equal number of warrants for future purchase at an exercise price of $0.10 effective for five years after the date of issuance. Any liens held by the Class Six creditors shall be null and void and removed as of the Effective Date.

3.7           Class Seven - Unsecured Claims of George Cohen

                                A.           Classification:  Class Seven consists of the allowed unsecured claims of George Cohen for past due convertible notes.  Debtor estimates claims in this class at $45,994.25.

B.             Impairment: Class Seven is impaired.

C.            Treatment: The Plan provides that each and every holder of a Class Seven Allowed Claim shall receive shares on account of its claim.   Each allowed claim will be divided by .15 in order to obtain a share value exchange of the claim and the claimant will receive that amount of shares of stock plus an equal number of warrants for future purchase at an exercise price of $0.30 effective for five years after the date of issuance. Any liens held by the Class Seven creditor shall be null and void and removed as of the Effective Date.

3.8           Class Eight - Unsecured Trade Claims

                                A.           Classification:  Class Eight consists of the allowed unsecured claims of trade creditors.  Debtor estimates claims in this class at $200,000.00.

B.            Impairment: Class Eight is impaired.

C.            Treatment: The Plan provides that each and every holder of a Class Eight Allowed Claim shall receive shares on account of their claim.   Each allowed claim will be divided by .25 in order to obtain a share value exchange of the claim.  Any liens held by the Class Eight creditors shall be null and void and removed as of the Effective Date.

3.9           Class Nine - Client Deposits

                                A.           Classification:  Class Nine consists of the allowed unsecured claims of Dr. Jason Terrell and Governor Juan F. Louis Hospital & Medical Center for deposits for the purchase of company products.  Debtor estimates claims in this class at $57,000.00.

B.             Impairment: Class Nine is impaired.

C.             Treatment: The Plan provides that each and every holder of a Class NineAllowed Claim shall receive shares on account of its claim.   Each allowed claim will be divided by .05 in order to obtain a share value exchange of the claim and the claimant will receive that amount of shares of stock plus an equal number of warrants for future purchase at an exercise price of $0.10 effective for five years after the date of issuance. Any liens held by the Class Nine creditor shall be null and void and removed as of the Effective Date.

3.10          Class Ten - Contingent, Unliquidated and Disputed Claims.

                                A.           Classification:  Class Ten consists of  all contingent, unliquidated and disputed claims.

B.             Impairment: Class Ten is impaired.

C.             Treatment: Class Ten creditors shall receive no distribution under the Plan.

3.11         Class Eleven - Interest of Equity Holders.

                                A.           Classification:  Class Eleven consists of the equity interest holders of the debtor.

B.             Impairment: Class Eleven is not impaired.

C.             Treatment: The equity holders in Debtor shall be allowed to retain their current percentage of interest or a percentage thereof subject to the Reverse Stock Split as set forth in the Plan.

3.12         Class Twelve - Claims of Participating Investors.

                                A.           Classification:  Class Twelve consists of the claims of participating investors.

B.             Impairment: Class Twelve is impaired.

C.            Treatment:   Unless participating investors contribute substantial capital required to fund this Plan they will receive no percentage of the equity interest of the debtor and no distribution under the Plan.  Participating investors will receive common stock at the rate of one share for every $0.05 invested and one warrant for every share of stock purchased.  Each warrant will have a $0.10 exercise price and be effective for five years after the date of issuance.

ARTICLE IV

General Provisions

4.1.          Notwithstanding any other provision of this Plan, each claim shall be paid only after it has been allowed in accordance with the Code.

4.2           At the option of the Debtor, this Plan may be withdrawn at any time prior to the Effective Date of the Plan.  Such option shall be exercised by the filing in the case of a notice of withdrawal and mailing a copy of such notice to all creditors, equity security holders and persons specially requesting all notices in this case.  If such option is timely and properly exercised, the case shall continue and be administered as if the Plan has been withdrawn prior to the confirmation.

4.3           Pursuant to Section 1123(b)(3)(B) of the Code, the Debtor shall retain each and every claim, demand or cause of action whatsoever, which the Debtor had or had power to assert immediately prior to confirmation of the Plan, including without limitation, actions for the avoidance and recovery pursuant to Section 550 of the Code or transfers avoidable by reason of Sections 544, 545, 548, 549 or 553(b) of the Code, and may commence or continue in any appropriate court or tribunal and suit or other proceeding for the enforcement of same.

ARTICLE V

Means for Execution of the Plan

5.1           Continuation of the Debtor’s Business: The Debtor, as reorganized, will retain all property of the estate, excepting property which is to be sold or otherwise disposed of as provided for herein (if applicable), executory contracts which are rejected pursuant to this Plan, and property transferred to creditors of the Debtor pursuant to the express terms hereof.  The retained property shall be used and employed by the Debtor in the continuance of its business. (Further details concerning the nature and scope of the Debtor’s future business operations may be found in the Disclosure Statement which accompanies the Plan.)

5.2           Raising Additional Capital: The Plan may be implemented by current management and/or new Participating Investors making capital contributions in the Reorganized Debtor if required.

5.3           Implementation on the Effective Date: The Plan shall be implemented on the Effective Date.  The funds necessary to implement the Plan shall derive from the Debtor’s Cash and the proceeds of Financing.

5.4           Post-Effective Business of Reorganized Debtor: Following the Effective Date, Reorganized Debtor will engage in any business appropriate under its organizational documents.

5.5           Reverse Stock Split: At the time of filing, outstanding shares in the Debtor total approximately 110,000,000.  Current outstanding shares in the Debtor will undergo a 1 for 10 Reverse Stock Split, which will bring the amount of outstanding shares to approximately 11,000,000. As part of the Plan, CDEX will implement the 1 for 10 Reverse Stock Split of the Old CDEX Common Stock, such that each 10 shares shall, following the Reverse Stock Split (and subject to adjustment for fractional entitlements), be consolidated into one (1) share of New Common Stock.The aggregate fractional share interests of each holder of Old CDEX Common Stock shall be rounded up to the nearest whole number. On the Effective Date or as soon as practicable thereafter, the Reorganized Debtor expects to apply to have the New Common Stock listed on the Over the Counter Stock Exchange (“OTC”) or, if Reorganized Debtor is unable to have the New Common Stock listed on the OTC, other national securities exchange.  All existing warrants to purchase shares of Old CDEX Common Stock will be extinguished upon consummation of the Plan.  This action will allow Debtor to raise new capital to complete product development and consummate sales to hospitals and other interested prospective clients.

5.6           Cancellation of Existing Securities and Agreements: On the Effective Date, (I) all 10% Convertible Notes, and any other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of the Debtor shall be cancelled, and (ii) the obligations of the Debtor under any agreements, indentures, or certificates of designation governing the Old Common Stock and the 10% Convertible Notes, and any other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of, or Old Common Stock in, the Debtors, shall be discharged.  This provision does not apply to any notes or other instruments evidencing indebtedness or obligations of the Debtor that are unimpaired, reinstated, or amended and restated under this Plan.

5.7           Issuance of New Common Stock: On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor will issue and deliver, in accordance with the provisions hereof, approximately 51,000,000 shares of New Common Stock to those Entities entitled to receive it under this Plan.  The Debtor believes it is an integral and essential element of the Plan that the issuance of the New Common Stock pursuant to the Plan shall be exempt from registration under the Securities Act, pursuant to Section 4(2) as it is not in connection with a public offering.  The Order will include a finding and conclusion, binding all parties to the Case, the Debtor, and the Reorganized Debtor, but expressly excluding the Securities and Exchange Commission and all federal, state, and local regulatory agencies, to the effect that such offer and issuance fall within the exemption(s) from registration under the Securities Act and any state or local law pursuant to said section.  To date, the DIP Lenders and Pre-Petition Lenders have not entered into any agreements or reached any understandings with any party other than the Agent, DIP Lender and/or Pre-Petition Lender with regard to the transfer or other disposition of the New Common Stock that they will receive under this Plan.

5.8           Authorized Share Capital: Upon consummation of the Plan, Debtor shall, without the need for any further corporate act or other action under any applicable law, regulation, order or rule, have 300,000,000 shares of authorized New Common Stock, of which approximately 11,000,000 shall be issued on or as soon as reasonably practicable after the Effective Date.  Debtor reserves the right to increase or amend the foregoing post-Effective Date.

5.9           Issuance of New Warrants: On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtor will issue and deliver, in accordance with the provisions hereof, approximately 40,000,000 New Warrants and other agreements and instruments contemplated thereby.

5.10         Applicability of Section 4(2) to Certain Creditors: Some smaller trade creditors, employees, and shareholders not contributing additional monies may not be covered by Section 4(2) of the Securities Act, but may be covered by 11 U.S.C. §1145.  Those creditors should contact their own legal counsel on the transferability of their shares.

ARTICLE VI

Provisions for the Assumption or Rejection of
Executory Contracts and Unexpired Leases

The Debtor assumes all executory contracts or unexpired leases to which it is a party, except any specifically provided for prior to the hearing on the Disclosure Statement.

ARTICLE VII

Retention of Jurisdiction

The Bankruptcy Court will retain jurisdiction over this case for purposes of determining the allowance of claims or interests or obligations thereto and for any other purpose which is contemplated in the Plan or which will otherwise assist in the consummation of the Plan.  The Court also will retain jurisdiction for purposes of determining the allowance of any payment of any other claims or administrative expenses.  The Court shall retain jurisdiction for purposes of determining any dispute arising from the interpretation, implementation or consummation of the Plan.  In addition, the Court shall retain jurisdiction for the following purposes:

a)             the classification of any claim or interest, the determination of such objections as may be filed to claims, or interest, and the re-examination of the allowance of any claim or interest;

b)            the correction of any defect, the curing of any omission, or the reconciliation of any inconsistency in the Plan or the order of confirmation as may be necessary to carry out the purposes and intent of this Plan;

c)             to enforce and interpret the terms and conditions of this Plan;

d)            entry of any order, including injunctions, necessary to enforce the title, rights and powers of the Debtor and to impose  such limitations and terms of such title, rights and powers as the Court may deem necessary;

e)            determination of any claims asserted by the Debtor against any other person or entity, including but not limited to any right of the Debtor to recover assets pursuant to the provisions of Title 11, if such claim is pursued in the Court prior to the closing of the case;
f)             determination of all questions and disputes concerning the sale, lease, encumbering or other transfer of the property of the Debtor; and

g)             entry of a final decree closing this case.

Notwithstanding anything to the contrary contained herein, the Debtor shall not be bound by estoppel, the principal of res judicata or collateral estoppel with respect to any term or provisions contained herein in the event the plan is not confirmed as set forth herein.

ARTICLE VIII

Modification of the Plan

This Plan may be modified in accordance with the provisions of the Bankruptcy Code and Chapter 11.  In this regard:

a)              in accordance with Section 1127(a) of the Bankruptcy Code and Chapter 11, 11 U.S.C. Section 1127(a), modification(s) of the Plan may be proposed in writing by the Debtor at any time before its confirmation, provided that the Plan, as thus modified meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code and Chapter 11, 11 U.S.C. Section 1122 and 1123; and provided further that the circumstances then existing justify such modification(s), and the Bankruptcy Court confirms the Plan as thus modified, under Section 1129 of the Bankruptcy Code and Chapter 11, 11 U.S.C. Section 1129;

b)             any holder(s) of a claim or equity interest(s) that has accepted or rejected the Plan will be deemed to have accepted or rejected, as the case may be, the Plan as modified unless, within the time fixed by the Bankruptcy Court for doing so, such holder(s) changes its previous acceptance or rejection; and

c)             every modification of the Plan will supersede the previous version(s) of the Plan as and whenever each such modification is effective provided in this Article.  When superseded, the previous version(s) of the Plans will be in the nature of a withdrawn or rejected settlement proposal(s), and will be null, void and unusable by the Debtor or any other party for any purpose(s) whatsoever with respect to any of the contents of such version(s) of the Plan.

ARTICLE IX

Miscellaneous Provisions

9.1           Securities Law: Any satisfaction or exchange provided to any creditor pursuant to this Plan which may be deemed to be a security is exempt from registration under certain state and federal securities laws pursuant to Section 4(2) of the Securities Act.  Absent registration or another exemption from the requirements of registration pursuant to the Securities Act of 1933, as amended, and any applicable state securities laws, the subsequent transfer of any such securities is not so exempt.

9.2           Title to Property: Upon confirmation, all assets of the Debtor will be reinvested in the Debtor.

9.3           Curing of Defaults: The confirmation of a Plan shall result in the curing of any default to the holder of a claim or interest according to the terms and conditions of the Plan.

9.4           Discharge of the Debtor and of Claims and Termination of the Equity Interests: Upon the Effective Date and in consideration of the rights afforded in the Plan and the payments and distributions to be made hereunder, except as otherwise provided herein or in the Confirmation Order, each holder, or any affiliate or representative of such holder, of a Claim or Interest, will be deemed to have forever waived, released, and discharged the Debtor, to the fullest extent permitted by 11 U.S.C. §1141, of and from any and all rights and liabilities that arose prior to the Effective Date of any kind, nature, or description whatsoever.  Each such holder of a Claim or Interest, and any affiliate or representative of such holder, will be deemed to have granted, and will grant to the Debtor the waiver, release and discharge described in this Section.  Except as otherwise provided herein, upon the Effective Date, all such holders of Claims and Interests and their affiliates or representatives, will be forever precluded and enjoined, pursuant to 11 U.S.C. §§105, 524 & 1141, from prosecuting or asserting any such discharged Claim against, or terminated Interest in, the Debtor or the Reorganized Debtor, or against any of its assets or properties, any other or further Claim or Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a Proof of Claim.

9.5           Injunction Against Interference with Plan: Upon the entry of the Confirmation Order, all holders of Claims and the Equity Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, will be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

9.6           Plan Consummation: Plan consummation will not occur absent full funding by those participating investors who have agreed to provide financing post-confirmation.

ARTICLE X

Disputed Claims

Debtor reserves the right to verify and object to any proof of claim.  Payment of disputed claims shall be made only after agreement has been reached between the Debtor and the Creditor or upon the order of the Court.  Any and all objections to proofs of claim will be filed within sixty (60) days of the Effective Date of this Plan or will be waived.

ARTICLE XI

Quarterly Fees and Reports

Debtor shall continue to pay quarterly fees to the U.S. Trustee System until such time as a Final Decree has been entered in this matter by the Court, closing this Chapter 11 proceeding. Debtor shall continue to file monthly operating reports until such time as the Court enters an Order confirming this Chapter 11 Plan of Reorganization and/or the end of the calendar quarter in which the Plan was confirmed.  At such time, Debtor shall cease filing monthly operating reports and shall begin filing quarterly post confirmation reports.  These quarterly reports shall be filed until such time as a Final Decree has been entered in this matter by the Court, closing this Chapter 11 proceeding.

ARTICLE XII

Closing of the Case

At such time as the case has been fully administered, that is, when all things requiring action by the Court have been done, and the Plan has been substantially consummated, this case shall be closed.  To close the case the Debtor shall file an application for final decree showing that the case has been fully administered and that he Plan has been substantially consummated.  The Court shall conduct a hearing (or as otherwise allowed by the Court) upon the application after notice to all creditors, equity security holders and persons specially requesting notice, after which an order approving the Debtor’s report and closing the case (final decree) may be entered.

In the period after confirmation but before closing of the case, the Debtor may continue to avail itself of the services of professional persons whose employment was approved at or prior to confirmation in completing administration of the case and in the consummation and performance of the Plan, and, if necessary, with approval of the Court employ additional professional persons to render services in and in connection with this case.  With respect to services rendered and expenses incurred in or in connection with the case by any professional person during such period, the professional person may render periodic billings therefore to the Debtor which shall promptly pay the same, but each such payment shall be subject to review and approval by the Court as to reasonableness thereof, as set forth herein below.

In its application for final decree, the Debtor shall detail all amounts paid during such period to professional persons as compensation for services rendered or reimbursement of expenses incurred, and with respect to which no prior allowance thereof has been made by the Court.  At the hearing on the Debtor’s application for final decree the Court shall consider and determine whether or not such payments shall be approved as reasonable.

Confirmation of this Plan shall constitute a discharge of any debt that arose prior to confirmation and any debt of any kind specified in Bankruptcy Code Section 502(g), (h) and (I), other than those liabilities expressly to be assumed hereby by the Reorganized Debtor.

CONCLUSION

The materials provided in the Disclosure Statement and Plan are intended to assist you in voting on the Plan in an informed fashion.  If the Plan is confirmed, you will be bound by its terms; therefore, you are urged to review this material and to make such informed vote on the Plan.

DATED August 17, 2012.
LAW OFFICES OF
ERIC SLOCUM SPARKS, P.C.

/s/ Sparks AZBAR #11726
Eric Slocum Sparks

Attorney for Debtor

Copies of the foregoing
mailed/faxed/delivered August 17, 2012 to:

United States Trustee
230 N. First Ave. #204
Phoenix, AZ 85003

Elizabeth C. Amorosi, Esq.
Asst. U. S. Trustee
United States Trustee
230 N. First Ave. #204
Phoenix, AZ 85003
Elizabeth.C.Amorosi@usdoj.gov

Robert M. Charles, Jr., Esq.
Lewis and Roca, LLP
One South Church Ave., Suite 700
Tucson, AZ 85701
Attorney for Gemini Master Fund, Ltd.
Rcharles@LRLaw.com

Brian A. Laird, Esq.
Heurlin Sherlock Laird
1636 N. Swan Rd.  Suite 200
Tucson, AZ 85712
Attorney for James Ryles
blaird@HSLazlaw.com

U.S. Securities and Exchange Commission
Attn: Sarah D. Moyed
5670 Wilshire Boulevard, Suite 1100
Los Angeles, CA 90036-3648
moyeds@sec.gov

U.S. Securities and Exchange Commission
Attn: Sandra W. Lavigna
5670 Wilshire Boulevard, Suite 1100
Los Angeles, CA 90036-3648
lavignas@sec.gov

U.S. Securities and Exchange Commission
Attn: Michael A. Berman
Station Place
100 F Street, N.E.
Washington, DC 20549

Nevada Secretary of State
Securities Division
555 East Washington Ave., Suite 5200
Las Vegas, NV 89101

Nevada Secretary of State
Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701

Catherine Cortez Masto
Attorney General, State of Nevada
110 N. Carson Street
Carson City, NV 89701-4717

U.S. Department of Justice
Office of the Attorney General
Eric H. Holder, Jr.
950 Pennsylvania Avenue, N.W.
Washington, DC 20530-0001

Financial Industry Regulatory Authority
OTC Compliance Unit
9509 Key West Avenue
Rockville, MD 20850

OFFICIAL COMMITTEE OF
UNSECURED CREDITORS

Cynthia Samson  - Sampson.Cynthia@gmail.com
P. O. Box 5729
Scottsdale, AZ 85261

Daniel Groff   -   ggroff55@cox.net
8002 E. Rosewood St.
Tucson, AZ 85710
IAM Investment Group, LP  -   MK4316@gmail.com
Attn: Malcolm Philips
20221 Middletown Rd. Cornelius, NC 28031

Lucas Baer  - Lucas.baer@gmail.com
9050 N. Shadow Rock Dr.
Tucson, AZ 85743

/s/ L. Anderson